UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2022
EXAGEN INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39049	20-0434866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1261 Liberty Way
Vista, CA 92081
(Address of principal executive offices) (Zip Code)
(760) 560-1501
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XGN	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2022, the Compensation Committee of the Board of Directors (the "Board") of Exagen Inc. (the "Company") adopted and approved the Exagen Inc. Amended and Restated Executive Change in Control and Severance Plan (the "Amended and Restated Severance Plan"), which amends and restates the Exagen Inc. Executive Change in Control Severance Plan previously adopted and approved by the Compensation Committee of the Board on March 15, 2021 to include, in addition to certain change-in control severance benefits, certain non change-in-control severance benefits. The Amended and Restated Severance Plan is intended to provide certain payments of cash severance and other benefits to the Company’s executives in the event of a qualifying termination of employment with the Company. Each of the Company’s executives who is designated by the Compensation Committee of the Board to participate in the Amended and Restated Severance Plan is eligible for payments and benefits under the Amended and Restated Severance Plan. As of April 25, 2022, each of Fortunato Ron Rocca (President and Chief Executive Officer), Kamal Adawi (Chief Financial Officer and Corporate Secretary), Mark Hazeltine (Chief Operating Officer), and Debra Zack, M.D., Ph.D. (Chief Medical Officer) have been designated by the Compensation Committee of the Board as participants under the Amended and Restated Severance Plan. The Amended and Restated Severance Plan superseded any and all severance plans, separation policies, the provisions of any offer letters or any agreement that provided for severance payments and benefits applying to the Company’s executives who are party to the Amended and Restated Severance Plan.

Under the Amended and Restated Severance Plan, in the event of a termination of an executive’s employment by the Company without "cause" and at any time other than within twelve months following a "change in control," the executive will be eligible to receive the following payments and benefits:
•a cash payment equal to 50% (or, for Mr. Rocca, 75%) of the executive's then-current annual base salary rate for the year in which the termination occurs, to be paid in a lump sum on the 30th day following the executive's termination;
•a cash payment equal to the executive's pro-rated cash performance bonus (based on actual performance) for the year in which the termination occurs, to be paid on the date on which annual bonuses are generally paid but no later than March 15 of the year following the year of the executive's termination; and
•Company-subsidized premium payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for the executive and his or her covered dependents for up to 6 (or, for Mr. Rocca, 9) months.

The Amended and Restated Severance Plan also provides that in the event of a termination of an executive’s employment by the Company without "cause" or by the executive for "good reason," in either case, on or within twelve months following a "change in control," the executive will be eligible to receive the following payments and benefits:
•a cash payment equal to 100% (or, for Mr. Rocca, 125%) of the executive's then-current annual base salary rate for the year in which the termination occurs, to be paid in a lump sum on the 30th day following the executive's termination;
•a cash payment equal to the executive's pro-rated cash performance bonus (based on actual performance) for the year in which the termination occurs, to be paid on the date on which annual bonuses are generally paid but no later than March 15 of the year following the year of the executive's termination;
•Company-subsidized COBRA premium payments for the executive and his or her covered dependents for up to 12 (or, for Mr. Rocca, 15) months; and
•full accelerated vesting of all outstanding equity awards that vest solely based on the passage of time.

The executive’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and, as applicable, non-revocation of a general release of claims in favor of the Company and the executive’s continued compliance with any applicable restrictive covenants.

In addition, in the event that any payment under the Amended and Restated Severance Plan, together with any other amounts the Company paid to the executive, would subject the executive to an excise tax under Section 4999 of the Internal Revenue

Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.

The foregoing description of the Amended and Restated Severance Plan is subject to and qualified in its entirety by reference to the full text of the Amended and Restated Severance Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1*	Exagen Inc. Amended and Restated Executive Change in Control and Severance Plan

104	Cover Page Interactive Data file (formatted as Inline XBRL)

*	Management Compensation Plan or Arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAGEN INC.

Date: April 28, 2022	By:	/s/ Kamal Adawi
Kamal Adawi
Chief Financial Officer